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                                                                   EXHIBIT 10.11

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of December 1, 2001 (the "Effective Date"), by and between IESI Corporation, a Delaware corporation ("IESI" or "Employer"), and Charles F. Flood ("Executive").

                                   WITNESSETH

     WHEREAS, Employer desires to employ Executive, and Executive desires to be employed by Employer, upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Executive, intending to be legally bound, agree as follows:

1. EMPLOYMENT - IESI hereby employs Executive as its President and Chief Executive Officer upon the terms and conditions and for the compensation herein provided. Executive hereby agrees to be so employed and to render the services specified herein for Employer and any subsidiaries or affiliates of Employer. In his capacity as its President and Chief Executive Officer of Employer, Executive shall devote his full and undivided business time and attention to his duties and responsibilities.

2. TERM OF EMPLOYMENT - Subject to the provisions for termination as provided in Section 5 hereof, the term of Executive's employment hereunder (the "Term") shall be for a period commencing as of the Effective Date and terminating December 31, 2003. Beginning December 31, 2002 and continuing each December 31st thereafter, the term of this Agreement shall extend one additional year unless the Company advises the Employee, in writing, to the contrary. This annual extension provision shall not be effective unless the Employee advises (during the first week of December of each year) the Chairman of the Board of Directors of the Company, in writing, of the upcoming extension date.

3. DUTIES AND POWERS - During the Term, Executive agrees as follows: to devote his full and exclusive business time and attention to the business of Employer and of any subsidiaries or affiliates of the Company including, but not limited to, IESI Corporation (excluding reasonable vacations and sick leave in accordance with Employer's policies consistent with his position); to perform all duties in a professional and prudent manner, to devote the best of his skill, energy, experience and judgment to such duties; and to communicate to Employer suggestions, ideas or information that may be helpful to Employer in its businesses. Executive shall have all the powers and agrees to perform all of the duties associated with his position as President and Chief Executive Officer of Employer, subject to all lawful policies and guidelines as may be established by the Board of Directors of Employer (the "Board"). Executive agrees not to engage in any other activity or own any interest that would conflict with the interests of Employer or would interfere with his responsibilities to Employer and the performance of his duties

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     hereunder; PROVIDED, HOWEVER, that: (i) passive investment of less than 5%
     of the outstanding securities of any company or any other investment that does not conflict with Executive's performance of his duties to Employer hereunder shall be deemed not to violate this provision, it being understood that, except as set forth below, an investment of more than 5% in a company other than Employer engaged in the solid waste industry shall be deemed to conflict with Executive's performance of his duties hereunder; and (ii) Executive may engage in activities involving charitable, educational, religious and similar types of organizations, speaking engagements and similar type activities to the extent that such other activities do not detract from the performance by Executive of his duties and obligations hereunder.

4. COMPENSATION AND BENEFITS - For all services rendered by Executive pursuant to this Agreement, Employer shall compensate Executive as follows:

     (a) BASE COMPENSATION - In consideration of the full and faithful performance by Executive of his obligations hereunder during the Term and subject to the terms and conditions set forth herewith, Employer (or any subsidiary or affiliate of Employer for which Executive also provides services hereunder) shall pay to Executive $290,000 per annum (such annual compensation as it may be increased from time to time shall be referred to herein as the "Base Compensation"). Executive's Base Compensation will be paid in accordance with Employer's customary payroll practices (but not less frequently than monthly) and will be prorated based upon the number of days elapsed in any partial year. Base Compensation shall be reviewed annually and may be increased at the sole discretion of the Board.

     (b) BONUS - In addition to the Base Compensation payable to Executive, Executive may be awarded performance bonuses from time to time, in the sole discretion of the Board.

     (c) BENEFITS - Vacation. During the Term, Executive shall be entitled to such benefits (including health, dental and disability coverage, life insurance, 401K, holiday and sick days) as Employer may, from time to time, make available to its executive employees. Executive shall be entitled to four (4) weeks paid vacation during each calendar year of employment, with such vacation allowance being prorated in respect of any employment period of less than 12 full months. Notwithstanding the foregoing, Executive shall not be entitled to take more than two weeks of vacation leave at any one time. Unused vacation shall not be carried forward.

     (d) EXPENSES - Executive shall be entitled to reimbursement for his ordinary and necessary business expenses, including country club dues not to exceed $2,500 annually, incurred in the performance of his duties under this Agreement if supported by reasonable documentation as required by Employer in accordance with its usual practices.

     (e) CAR ALLOWANCE - During the Term, Executive shall be entitled to a car allowance of $1,000 per month. Executive shall be responsible for all costs associated with such car (other than fuel expenses reimbursable under Section 4(d) hereof).

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     (f)  LIABILITY FOR TAXES - Employer shall have no liability for any tax obligation of Executive attributable to any payment made under this Agreement except for customary federal and state withholding taxes (e.g., social security, Medicare, etc.). Employer may withhold from any such payment such amounts as may be required by applicable provisions of the Internal Revenue Code, other tax laws, and the rules and regulations of the Internal Revenue Service and other tax agencies, as in effect at the time of any such payment.

5.   EXPIRATION/TERMINATION OF EMPLOYMENT

     (a) EXPIRATION AT END OF TERM - Unless earlier terminated in accordance with the terms of this Agreement, Executive's employment shall expire at the end of the Term.

     (b) TERMINATION AT WILL - The parties acknowledge and agree that Executive's employment hereunder is an employment at will. Notwithstanding any other provision contained in this Agreement, either Executive or Employer may terminate Executive's employment hereunder at any time with or without Cause (as defined in subsection 5(e)(i)) or for Good Reason (as defined in subsection 5(e)(ii)) at his election upon prior written notice (a "Termination Notice") to the other. A Termination Notice shall be effective upon delivery to the other party and the termination shall be effective as of the date set forth in such Termination Notice (hereinafter, the "Termination Date").

     (c) EFFECT OF EXPIRATION OR TERMINATION FOR CAUSE OR WITHOUT GOOD REASON - Upon the expiration of this Agreement pursuant to subsection 5(a) hereof or upon a termination of this Agreement pursuant to subsection 5(b) hereof by Employer with Cause or by Executive without Good Reason, Executive shall be entitled to payment of (i) Base Compensation through the Termination Date;
     (ii) amounts accrued under benefit plans in which Executive is a participant as of the Termination Date.

     (d) EFFECT OF TERMINATION WITHOUT CAUSE OR FOR GOOD REASON - Upon the termination of this Agreement pursuant to subsection 5(b) hereof by Employer without Cause or by Executive for Good Reason, Executive shall be entitled to payment of: (i) Base Compensation (at the rate in effect on the date of such termination) and all benefits under Section 4(c) hereof for the remainder of the Term; and (ii) amounts accrued under benefit plans in which Executive is a participant as of such termination date.

     (e) EFFECT OF TERMINATION FOLLOWING A CHANGE OF CONTROL - Notwithstanding any other provision in this Agreement to the contrary, following a Change in Control as defined in Section 6 hereof, (a) if Executive chooses to terminate his employment without Good Reason pursuant to Section 5(b) hereof, such termination shall be treated as termination under Section 5(c) hereof; (b) if Employer (or its successor) terminates Executive's employment without Cause pursuant to Section 5(b) hereof, such termination shall be treated as a termination under Section 5(d) hereof, except that Executive shall receive Base Compensation and benefits for the "Payout Period" (as defined below). For the purposes of this Agreement, "Payout Period" shall mean the greater of eighteen (18) months or the remainder of the Term. If a Change in Control as defined in Section 6

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     occurs within 6 months after Executive has been terminated Without Cause or
     For Good Reason, then termination shall be treated as a termination following a Change of Control, and Executive shall receive Base
     Compensation and benefits as defined by the "Payout Period".

     (f) DEFINITIONS OF "CAUSE" AND "GOOD REASON" - For purposes of this Agreement, the terms "Cause" and "Good Reason" shall have the following meanings:

          (i) "Cause" shall mean (1) the failure of Executive to perform his duties with Employer (other than any such failure resulting from death or the inability of Executive to perform the essential functions of his job, with or without a reasonable accommodation) or the material breach of this Agreement by Executive if Employer gives notice of such cause and it remains uncured for ten (10) days following such notice;
          (2) any act by Executive of fraud or dishonesty with respect to any aspect of Employer's business; (3) drug or alcohol abuse or related behavior that impedes Executive's job performance or brings Executive or Employer into disrepute in the community; (4) misappropriation of funds or any corporate opportunity: (5) a conviction or affirmative finding by an appropriate administrative agency that Executive is guilty of a felony or crime of moral turpitude (or a plea of nolo contendere thereto); (6) acts by Executive attempting to secure or securing any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into on behalf of Employer; or (7) gross, willful or wanton negligence or misconduct by Executive.

          (ii) "Good Reason" shall mean (1) a material and adverse change in Executive's status or position as an officer of Employer or a material reduction in the duties and responsibilities previously exercised by Executive, or any removal of Executive from or any failure to reappoint or reelect Executive to such position, except in connection with the termination of Executive's service as an officer for Cause, or as a result of Executive's death or inability to perform the essential functions of his job, with or without a reasonable accommodation, or (2) a reduction (other than for Cause) by Employer in Executive's Base Compensation as of the date hereof, or (3) a relocation of Executive's assigned place of employment outside the Dallas/Fort Worth Standard Metropolitan Statistical Area without Executive's consent, or (4) a Change of Control.

     (g) Upon the termination of this Agreement by Employer with Cause or by Executive without Good Reason, Employer shall have the option, exercisable within ninety (90) days after the termination date, to purchase all stock of Employer then owned by Executive at fair market value on the date of termination, which shall be determined in good faith by the Board. In the event that Executive disagrees with the Board's determination of fair market value, it shall be determined by an independent certified public accountant selected by the Board. Payment for such stock shall, at Employer's option, be in cash or by promissory note in the amount of the fair market value, bearing interest at 10% annum, and payable in no more than three equal annual installments of principal, together with accrued interest.

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     (h)  Upon the termination of this Agreement by Employer without Cause or by
     Executive with Good Reason, Executive shall have the option, exercisable within ninety (90) days after the termination date, to require Employer to purchase all stock of Employer then owned by Executive, the valuation and payment terms to be determined as set out in (f) above. Executive (or his duly designated personal representative or executor) shall have the same option to require Employer to purchase Executive's stock in the event of Executive's death or permanent disability. Such option must be exercised by notice to Employer within ninety (90) days after Executive's death or permanent disability.

6.   CHANGE IN CONTROL IS DEFINED AS:

          For purposes of this Plan, a Change in Control shall be deemed to have occurred if:

     (a) a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Employer;

     (b) the Employer shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, any employee benefit plan of the Company or its subsidiaries, and their affiliates;

     (c) the Employer shall sell substantially all of its assets to another corporation that is not wholly owned by the Company; or

     (d) a Person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).

          For purposes of this Section, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)I)(i) (as in effect on the date hereof) under the Exchange Act. Also for purposes of this Section 6(b), Person shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (1) the Employer or any of its subsidiaries; (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (3) an underwriter temporarily holding securities pursuant to an offering of such securities; or (4) a corporation owned, directly or indirectly, by the shareholders of the Employer in substantially the same proportion as their ownership of stock of the Company.

7.   NON-INTERFERENCE, NON-SOLICITATION AND NON-COMPETITION COVENANTS

     (a) Pursuant to this Agreement, Executive has agreed to become President and Chief Executive Officer of Employer and to comply with a non-disclosure provision in

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     Section 8. Executive recognizes and acknowledges that he will be given access to certain of Employer's Confidential Information (as hereafter defined in Section 9(a)), and have access to and authority to develop relationships with customers of Employer because of his position and status as an Employer's President and Chief Executive Officer, which he would not otherwise attain. In consideration of the foregoing, Executive agrees to comply with the terms of this Section 7.

     (b) The restraints imposed by this Section 7 shall apply during any period that Executive continues to receive payment of Base Compensation hereunder, and for a period of one year thereafter (the "Restricted Period"). Notwithstanding any other provision in this Agreement, if Employer terminates Executive's employment under Section 5(e) following a Change in Control, the Restricted Period shall extend for a period ending one year after the Payout Period. In the event that any Court having jurisdiction should find that the Restricted Period is so long and/or the scope (distance) (as set forth below) is so broad as to constitute an undue hardship on Executive, then, in such event only, the Restricted Period and area limitations shall be valid for the maximum time and area for which they could be legally made and enforced.

     (c) During the Restricted Period, Executive shall not, as an executive (other than an executive of Employer or an affiliate thereof), employee, employer, stockholder, officer, director, partner, consultant, advisor, proprietor, lender, provider of capital or other ownership, operational or management capacity, directly or indirectly, (i) solicit or hire any employee of Employer or otherwise interfere with or disrupt the employment relationship between Employer and any employee, (ii) solicit or do business with (a) Employer's customers with whom Employer did business while Executive was employed under this Agreement or (b) individuals or entities whom Executive met as a result of his position with Employer while Executive was employed under this Agreement, that results in competition with Employer in any county, parish or other comparable jurisdiction within a state, province or nation located in North America in which any of such customers have operations (other than customers whose business relationship with Employer has terminated for at least 90 days) or in which Employer has conducted business while Executive was employed under this Agreement (collectively, the "Restricted Area"), or (iii) be associated with any entity engaged in the business of non-hazardous waste disposal in the Restricted Area that results in competition with Employer (but excluding association due to ownership of less than 5% of the outstanding securities of any such entity).

     (d) Executive expressly recognizes and agrees that the restraints imposed by this Section 7 are (i) reasonable as to time, geographic limitation and scope of activity to be restrained; (ii) reasonably necessary to the enjoyment by Employer of the value of its assets and to protect its legitimate interests; and (iii) not oppressive. Executive further expressly recognizes and agrees that the restraints imposed by this Section 7 represent a reasonable and necessary restriction for the protection of the legitimate interests of Employer, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 7 will cause irreparable harm to Employer, that it is and

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     will continue to be difficult to ascertain the harm and damages to Employer that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive Executive of his ability to earn a reasonable living in the waste disposal field or otherwise, and that Executive has acquired knowledge and skills in his field that will allow him to obtain employment without violating these covenants and agreements. Executive further expressly acknowledges that he has been encouraged to and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel before executing this Agreement.

8. MEMORANDA, NOTES, RECORDS, ETC. - All memoranda, notes, records, customer lists or other documents made or compiled by Executive or otherwise made available to him concerning the business of Employer or its subsidiaries or affiliates shall be Employer's property and shall be delivered to Employer upon the expiration or termination of Executive's employment hereunder or at any other time upon request by Employer, and Executive shall retain no copies of those documents. Executive shall never at any time have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Employer.

9.   NONDISCLOSURE

     (a) Executive hereby acknowledges that in connection with his employment by Employer he will be exposed to and may obtain certain information (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Executive or otherwise has been or is made available to him) regarding the business and operations of Employer and its subsidiaries or affiliates. Executive further acknowledges that such information and procedures are unique, valuable, considered trade secrets and deemed proprietary by Employer. For purposes of this Agreement, such information and procedures shall be referred to as "Confidential Information," except that the following shall not be considered Confidential Information: (i) information disclosed on a non-confidential basis to third parties by Employer (but not by Executive in violation of this Agreement), (ii) information released from confidential treatment by written consent of Employer, and (iii) information lawfully available to the general public.

     (b) Executive agrees that all Confidential Information is and will remain the property of Employer. Executive further agrees, for the duration of the Term and thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person, entity or third party, other than Employer and authorized Executives of the same, to use or otherwise gain access to any Confidential Information.

     (c) It is the intention of the parties that to the extent any Confidential Information may constitute a "trade secret" as defined by Texas common law, then, in addition to the

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     remedies set forth in this Agreement, Employer may elect to bring an action against Executive in the case of any actual or threatened misappropriation of any such trade secret by Executive.

     (d) Regardless of whether any of the Confidential Information or any of the items set forth in Section 8 and this Section 9 constitute a trade secret as defined by Texas common law, Executive expressly recognizes and agrees that the restrictions contained in Section 8 of this Agreement and this Section 9 represent a reasonable and necessary protection of the legitimate interests of Employer, that his failure to observe and comply with his covenants and agreements in those Sections will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by Executive could cause, and that a remedy at law for such failure by Executive will be inadequate.

10. ENFORCEMENT - The parties hereto recognize that the covenants of Executive hereunder are special, unique and of extraordinary character. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which Employer may have in the event of any breach of said Sections, Employer shall be entitled, and hereby is expressly and irrevocably authorized by Executive, INTER ALIA, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive of, the covenants and agreements contained herein. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent Employer from seeking such other remedy in the courts as it may elect or invoke.

11.  DELEGATION OF DUTIES AND ASSIGNMENT OF RIGHTS

     (a) Executive may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of Employer. Any such purported delegation or assignment in the absence of such written consent shall be null and void with no force or effect. Notwithstanding the foregoing, nothing herein shall prevent Executive from delegating ministerial tasks to assistants of the type that are normally assigned by executives to assistants.

     (b) Employer may not assign this Agreement except with the prior written consent of Executive, except that Employer may without Executive's consent assign all of its rights and obligations under this Agreement to the person or entity acquiring a majority of the assets or outstanding stock of IESI or pursuant to a merger or consolidation of IESI. In the event of such an assignment by Employer, each reference in this Agreement to Employer shall include the assignee from and after the date of such assignment.

     (c) In the event of a valid assignment pursuant to this Section 11, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns and any receiver, trustee in bankruptcy or representative of the creditors of each such person.

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12.  SURVIVAL OF COVENANTS - Notwithstanding anything contained in this
     Agreement, upon the expiration of the Term or the Restricted Period, as applicable, or in the event Executive's employment is terminated for any reason whatsoever, the covenants and agreements of Executive contained in Sections 7 (to the extent set forth therein), 8, 9, 10 and 12 and the covenants of Employer contained in Section 5 hereof shall survive any such expiration or termination and shall not lapse except as provided herein.

13. WARRANTY - Executive does hereby warrant that he has not taken any action, and covenants that during the Term of this Agreement, or the Restricted Period, as applicable, he shall take no such action, that constitutes or will constitute a breach of any agreement concerning confidential information and trade secrets, confidentiality, solicitation or non-competition to which he is bound as a party.

14. SEVERABILITY/MODIFICATION - If any term or provision of this Agreement is held or deemed to be invalid or unenforceable in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

15. GOVERNING LAW - This agreement is entered into in Texas, and the construction, validity and interpretation of this agreement shall be governed by the laws of the State of Texas without regard to the laws of conflicts of laws.

16. EFFECTIVENESS; ENTIRE AGREEMENT; AMENDMENT - This Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereof and, upon the execution hereof, that certain Employment Agreement dated January 1, 1999, between IESI Corporation and Executive is terminated and cancelled. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.

17. NOTICES - Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is to be given (or to the appropriate address below), or on the third day after mailing if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, or by courier, addressed as follows, or to such other person at such other address as any party may request in writing to the other party to this Agreement:

          To Executive:                         Charles F. Flood
                                                6325 Mesa Ridge
                                                Fort Worth, Texas 76180

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          To IESI:                              IESI Corporation
                                                6125 Airport Freeway, Suite 202
                                                Haltom City, Texas 76117

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

18. HEADINGS - The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the Effective Date.

                                         EXECUTIVE:


                                               /s/ Charles F. Flood
                                         --------------------------------------
                                         CHARLES F. FLOOD


                                         EMPLOYER:

                                         IESI CORPORATION


                                         BY:   /s/ Jeffrey J. Keenan
                                            -----------------------------------
                                               JEFFREY J. KEENAN
                                               CHAIRMAN

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